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                                 [ECHLIN LOGO]


Paul Ryder
Vice President
Investor Relations


                    ECHLIN UNVEILS AGGRESSIVE BUSINESS PLAN

       -- McCurdy Tells Investors That Success in Repositioning Programs Could Result in EPS of About $2.40-$2.50 in 1998, $3.65-$3.80 in 1999
                          and $4.40-$4.55 in 2000 --


               NEW YORK, New York, March 31, 1998--At a presentation to financial analysts and investors held here today, Larry McCurdy, chairman, president and chief executive officer of Echlin Inc. (NYSE: ECH), discussed the bright outlook for the company. He explained how, under the present repositioning program being implemented at Echlin, the momentum the company experienced thus far in fiscal 1998 will continue. As a result, Echlin projects it will generate earnings that are considerably higher than analysts' current expectations.

Earnings Projections Raised

               Mr. McCurdy pointed out that the First Call consensus earnings estimate for Echlin's fiscal year 1998, ending August 31, now stands at $2.28 per share, whereas Echlin expects to achieve approximately $2.40 to $2.50 per share. This represents a 28 to 33% gain over the $1.88 per share, before special charges, earned in fiscal 1997. Mr. McCurdy also projected that the company's upside improvement would continue beyond 1998, with earnings for fiscal 1999 in the range of $3.65 to $3.80 per share, and for fiscal 2000, $4.40 to $4.55 per share.

               Mr. McCurdy attributed Echlin's stepped-up earnings outlook to the rapid and successful implementation of Phase 1 of its repositioning program, and to new initiatives which he outlined for Phase 2. Phase 1 consists of a reorganized and simplified corporate structure; adoption of economic value added (EVA) principles; an extensive cost-reduction program; divestiture of underperforming and non-core assets; and acquisitions of complementary businesses. Phase 2 will include a worldwide sourcing initiative; massive realignment of the company's North American distribution operations; operational optimization through a shared services approach and new system software; and strategic acquisitions which are not included in the earnings projections. Together, these significant moves are expected to provide not only top-line growth, but just as importantly, a more efficient and streamlined organization.

               "One year ago, Echlin's board of directors installed a new management team to bring change to this company, and positive change-- together with value creation--is now being successfully realized in a rapid and effective fashion," Mr. McCurdy said. "The board believes that the current program is building both short-term and long-term value for shareholders."

SPX Proposal Being Evaluated

               Mr. McCurdy stated that Echlin's board continues to evaluate the SPX Corporation proposal, even though SPX has not yet commenced a formal offer. Nevertheless, McCurdy pointed out that the board is extremely concerned about the lack of business logic of an Echlin-SPX combination, and about the effects of such combination on Echlin shareholders, customers, employees, suppliers and the communities in which it operates.

               "It appears that there are very few synergies between Echlin's operations and SPX's, and that the resultant cost savings of a combination would be considerably less than those SPX currently estimates. Moreover, SPX does not appear to understand Echlin's business, and a combination of our two companies, along the lines SPX spelled out in its new distribution concept, would be extremely destructive to our long-term relationships with customers. There is solid historical precedent that demonstrates a sizable loss of business occurs when an industry player naively attempts to reinvent the established channels of distribution. Already, we have had many of our major aftermarket customers voice overwhelmingly negative reactions, and warn us that a combination with SPX would severely risk ongoing business with them. This would result in a considerable loss of value for Echlin shareholders.

               "Since SPX's stock would be the primary consideration for Echlin shares, we are very concerned about the impact the potential loss of customers and lack of synergies would have on the stock price. We also have concerns about SPX's business. Based upon a market study commissioned by Echlin, SPX may have incurred some loss of market share, and appears to have cut product research and development activity, which could hurt its long-term position. Furthermore, technological advances may eliminate the need for certain diagnostic equipment as it exists today, thus significantly reducing overall demand for SPX's products," Mr. McCurdy continued.

               "Make no mistake--our independent board is committed to doing what is best for Echlin shareholders and its other constituents. Unlike the proposed SPX- controlled board, ours is not a self-interested board whose only job, we believe, is to rubber-stamp a pre-ordained agenda," Mr. McCurdy concluded.

Caution Given on Forward-Looking Statements

               Certain statements included in this news release are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), and are made in good faith by Echlin pursuant to the Act's "safe harbor" provisions. Such forward-looking statements are not guarantees of future performance, and may involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. Risks and uncertainties include, without limitation, global and regional economic conditions, business conditions in the overall automotive industry, and the cost and timing of the company's repositioning-plan implementation. They also include other factors discussed herein and those detailed from time to time in the company's filings with the Securities and Exchange Commission.


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